Exhibit 5.1

Our ref	JSN\655085\4319153v2
Direct tel	+852 2971 3005
Email	jenny.nip@maplesandcalder.com

Camelot Information Systems Inc.
Beijing Publishing House
A6 North Third Ring Road
Xicheng District
Beijing 100120
The People's Republic of China

10 March 2011

Dear Sirs

Camelot Information Systems Inc.

We have examined the Registration Statement on Form S-8 to be filed by Camelot Information Systems Inc., a company incorporated in the British Virgin Islands (the "Registrant"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate amount of 23,498,012 ordinary shares of the Registrant (the "Shares") for issuance pursuant to its Amended and Restated 2006 Equity Incentive Plan (the "Plan").

As British Virgin Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Maples and Calder
53rd Floor   The Center   99 Queen's Road Central   Hong Kong
Tel +852 2522 9333   Fax +852 2537 2955   www.maplesandcalder.com
Resident Hong Kong Partners: Christine Chang (England and Wales), Spencer Privett (England and Wales), Anne Walker (England and Wales)
Anthony Webster (England and Wales), Greg Knowles (England and Wales), Barry Mitchell (British Virgin Islands), Mark Western (England and Wales)
Stacey Overholt (England and Wales), John Trehey (New Zealand), Michael Gagie (British Virgin Islands), Gareth Griffiths (England and Wales)
Cayman Islands and British Virgin Islands Attorneys at Law | Offices: British Virgin Islands, Cayman Islands, Dubai, Dublin, Hong Kong, London